Exhibit 23.3

CONSENT OF DR. DENNIS EISEN

I hereby consent to the use of my name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”) to be filed by Easterly Government Properties, Inc. and the references to my research regarding renewal rates for U.S. General Services Administration leases prepared for Easterly Government Properties, Inc. wherever appearing in the Registration Statement, including, but not limited to the references under the headings “Prospectus Summary,” “Industry and Market Data,” “Business and Properties” and “Experts” in the Registration Statement.

Dated: December 8, 2014

DR. DENNIS EISEN

/s/ Dr. Dennis Eisen, Ph.D.